Exhibit 23(c)


               NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     The consolidated financial statements and schedule of MDU Resources Group, Inc. ("MDU Resources") as of December 31, 2001 for the years ended December 31, 2001 and 2000 incorporated in this Registration Statement on Form S-3 by reference from MDU Resources' Annual Report on Form 10-K for the year ended December 31, 2002 were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), and have been so incorporated in reliance upon the report and upon the authority of that firm as experts in accounting and auditing in giving the report. On February 14, 2002, MDU Resources dismissed Arthur Andersen LLP as MDU Resources' independent public accounting firm, and on March 25, 2002, MDU Resources hired Deloitte & Touche LLP as its independent auditors for the 2002 fiscal year. Since that time, Arthur Andersen LLP was convicted on federal charges of obstruction of justice, and in August 2002, Arthur Andersen LLP ceased performing auditing services worldwide. These events may materially and adversely affect the ability of Arthur Andersen LLP to satisfy all of its existing and future obligations, including claims under the federal securities laws. Accordingly, purchasers of MDU Resources' securities may be limited in their ability to recover damages from Arthur Andersen LLP for any claims that may arise out of Arthur Andersen LLP's audit of MDU Resources financial statements. In addition, MDU Resources was not able to obtain the consent of Arthur Andersen LLP as required by
Section 7 of the Securities Act to the incorporation by reference of Arthur Andersen LLP's report on the audited financial statements into this registration statement. As a result of Arthur Andersen LLP not having provided a consent, the ability of purchasers of MDU Resources' securities to assert claims and seek remedies against Arthur Andersen LLP may be limited with respect to their report, particularly those remedies arising under Section 11 of the Securities Act.